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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-23784
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                Kelley Partners 1994 Development Drilling Program
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             (Exact name of registrant as specified in its charter)

       1001 McKinney St., Suite 900, Houston, Texas 77002, (713) 652-5200
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Units of Limited and General Partner Interests
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)   [ ]
        Rule 12g-4(a)(1)(ii)   [X]          Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 376
                                              ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Kelley Partners 1994 Development Drilling Program has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:        November 13, 2002                      /s/ Rick G. Lester
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                                                 By: Contour Energy E&P, LLC,
                                                     General Partner
                                                     Rick G. Lester, Manager and
                                                       Chief Financial Officer